Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

April 18, 2016

1st Quarter 2016 Earnings Up 6% at Cass Information Systems, Inc.

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported first quarter 2016 earnings of $.51 per diluted share, an increase of 6% from the $.48 per diluted share it earned in the first quarter of 2015. Net income for the period was $5.8 million, compared to $5.5 million in 2015.

2016 1st Quarter Recap

	March 31, 2016	March 31, 2015	% Change
Transportation Dollar Volume	$5.4 billion	$6.1 billion	(10.1)%
Facility Expense Dollar Volume*	$2.8 billion	$3.0 billion	(6.0)%
Revenues	$30.8 million	$29.8 million	3.3%
Net Income	$5.8 million	$5.5 million	5.3%
Diluted Earnings per Share	$.51	$.48	6.3%

*	Includes Energy, Telecom and Waste

Sales growth generated by new customers and broadened service offerings helped offset the headwinds created by a challenging economic environment. This, combined with an increase in net investment income due mainly to an improvement in the overall quality of the company’s loan portfolio, led to growth in revenue and net income of 3.3% and 5.3%, respectively.

Overall, lingering adverse economic factors including low interest rates, low energy prices and slow growth in U.S. manufacturing output continued to restrain results. In the transportation group, new accounts boosted transaction volume, but that growth was offset by declining activity from existing customers, especially those involved in oil and gas production. Transportation dollar volume was also retarded by lower fuel prices which reduced average invoice amounts. The decrease in dollar volume generated smaller investable balances that reduced investment income, and more significantly, lowered fees from carrier services. Facility expense transaction volume increased as a result of new business; however, dollar volume decreased due to both a change in the mix of customers and the impact of lower energy prices which reduced the average invoice amounts.

Strategic investment in staff and technology to win and support new business and annual merit increases were the key contributors to a $600,000 (3%) hike in operating expenses.

“We are pleased with the solid start to 2016. However, the macro economic factors that have stunted earnings in recent years remain present. Our ability to continue to win and grow new business combined with strong asset management performance leaves us confident that our strategy is sound,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “We plan to continue to invest in our business to improve operating results and be optimally positioned when the environment improves.”

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing $40 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2015.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2016 and 2015:

	Quarter Ended March 31, 2016	Quarter Ended March 31, 2015
Transportation Invoice Volume	8,112	8,125
Transportation Dollar Volume	$5,442,332	$6,056,711
Facility Expense Transaction Volume	5,288	5,041
Facility Expense Dollar Volume	$2,805,493	$2,983,190
Payment and Processing Fees	$19,545	$19,418
Net Investment Income	10,264	8,961
Gains on Sales of Securities	308	949
Other	652	465

Total Revenues	$30,769	$29,793

Salaries and Benefits	$17,846	$17,326
Occupancy	834	837
Equipment	1,055	1,071
Other	3,181	3,074

Total Operating Expenses	$22,916	$22,308

Income from Operations before Income Tax Expense	$7,853	$7,485
Income Tax Expense	2,020	1,946

Net Income	$5,833	$5,539

Basic Earnings per Share	$.52	$.48

Diluted Earnings per Share	$.51	$.48

Average Earning Assets	$1,262,308	$1,262,085
Net Interest Margin	3.39%	3.31%
Allowance for Loan Losses to Loans	1.55%	1.74%
Non-performing Loans to Total Loans	.06%	.48%
Net Loan (Recoveries) / Charge-offs to Loans	—	—
Provision for Loan Losses	$(1,000)	$—